Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED

AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND

(II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

35 Spinelli Place • Cambridge MA 02138

October 17, 2016

John M. Sorvillo, Ph.D.

[***]

Dear John:

On behalf of ReForm Biologics LLC (the “Company”), I am pleased to offer you the position of Chief Executive Officer (CEO) of ReForm Biologics. The purpose of this letter is to outline the terms for your employment subject to the terms of Company policies and other agreements.

Position: Your initial position with the Company will be Chief Executive Officer, reporting to the Company’s Board of Directors. You will also be nominated to the Board of Directors of the Company to serve as a Director so long as you serve as Chief Exectuve Officer.

Start Date: Unless otherwise agreed, your first day of employment will be November 1st, 2016.

Salary: The Company will pay you a salary at a rate of $250,000 per year for full-time employment, subject to periodic review and adjustment at the discretion of the Board of Directors of the Company. Your salary will be paid twice a month in accordance with the Company’s standard payroll practices and shall be less applicable deductions and withholdings.

2017 Bonus: You will be eligible to receive a Bonus at a rate of $5,000 per $100,000 of 2017 partnership revenue closed in excess of $300,000, up to a maximum Bonus of $50,000, less applicable deductions and withholdings. Revenue includes any industrial partnership collaboration or development services fees as well as any product or license sales collected on or before December 31, 2017. The Company shall make all determinations regarding the calculation methodology associated with the Bonus. To earn any part of the Bonus, you must be employed through the end of 2017. The Bonus will be paid on the Company’s regular payroll date on January 31, 2018.

Benefits: The Company will also cover the employer portion of employee benefits and insurance programs generally made available to its full-time employees, consistent with the terms and conditions of those benefit programs. Details of these benefits programs will be made available to you when you start. You also will be eligible to receive paid vacation time. Currently, you will be eligible to earn up to 10 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Incentive Units: You will be eligible to participate in the 2014 Restricted Unit Plan established for the Company, subject to approval by the Board of Directors. We will recommend to the Board of Directors at its next meeting after you join the Company that you be granted 375,000 incentive units in the Company, which represents 5% of the current capitalization of the Company on a fully-diluted basis. These incentive units will each have a strike price equal to the then fair market value and will vest according to the Company’s standard four-year vesting schedule (i.e. 25% after one year and 1/48 for each month there after).

Representation Regarding Other Obligations: This offer is conditioned upon your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at the Company. Please provide me with a copy of any such agreement into which you previously have entered.

Other Terms: The above terms are a summary of your initial employment relationship and are subject to later modification by the Company’s Board of Directors. Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. You also will be required to sign the Company’s standard Proprietary Information and Inventions Assignment and Noncompetition Agreement as a condition of your employment. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. By accepting this offer, you agree to the terms of your employment set forth in this letter, and agree to observe all the policies outlined in our employee handbook, all general safety rules and all confidentiality/intellectual property agreements. The company reserves the right to alter or amend its policies, procedures and rules from time to time as may be required.

We are truly excited about the prospect of you leading ReForm in this exciting phase of the Company’s development. Please confirm your acceptance of this offer of employment by no later than October 20th, 2016 and let me know if you have any questions.

Sincerely,

/s/ Zach Jonasson
Zach Jonasson
Chief executive Officer
ReForm Biologics LLC

Acknowledged and Accepted:

/s/ John Sorvillo	10/19/16
John Sorvillo	Date

John Sorvillo, October 17, 2016	Page 2